Pioneer Small & Mid Cap Growth Fund

Good (morning, afternoon, evening,) My name is (Full Name).

I am calling because of your investment in Pioneer Small & Mid Cap Growth Fund.

May I please speak with Mr./Mrs. (full name)?

Good _____________ Mr./Mrs. ___________, I wanted to confirm that you have received the proxy materials for the shareholder meeting scheduled for September 10, 2009. Do you remember receiving the materials?

If "Yes" or positive response:
If you're not able to attend the meeting, I can record your voting instructions by phone. Your Board of Trustees is recommending a vote in favor.

If "No" or negative response:
I would be happy to review the meeting agenda and record your voting instructions by phone. The Board of Trustees is recommending a vote in favor.

Would you like to vote along with the Board's Recommendation?

Would you like to vote all of your accounts accordingly?


*Confirmation - I am recording your voting instructions (in favor/against/abstain). For confirmation purposes:
     o Please state your full name. (pause for response)
     o According to our records, you reside in (city, state, zip code). (pause)
     o To ensure that we have the correct address for the written confirmation, please state your street address. (pause for response)

Thank you. You will receive written confirmation of your voting instructions in 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr./Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (insert appropriate closing).

Rebuttals

If shareholder asks what we mean by "all accounts accordingly"

"This means would you like to vote all of your accounts ________." (In favor, against, or abstaining)

If shareholder asks how many accounts he has.

"Currently my system shows ____ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account."

If shareholder does not recall receiving the proxy material and will not provide voting instructions until they have had an opportunity to review:

"Due to time constraints, we would like to e-mail you the proxy materials for your review. The proxy materials were also sent to you by mail on or about August 6, 2009. Do you consent to receiving proxy materials via e-mail?"